Exhibit 23.2

              Information Regarding Consent of Arthur Andersen LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     Level 3 Communications, Inc. ("Level 3") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective June 14, 2002. For additional information, see Level 3's Report on Form 8-K dated June 21, 2002. After reasonable efforts, Level 3 has been unable to obtain Andersen's written consent to the incorporation by reference into this pre-effective amendment no. 1 to the registration statement on Forms S-3 (the "Registration Statement") of Andersen's audit report with respect to Level 3's consolidated financial statements as of December 31, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits Level 3 to file this Registration Statement on Form S-3, without a written consent from Andersen. As a result, with respect to transactions in Level 3 securities pursuant to the Registration Statement that occur subsequent to the date this Registration Statement is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act.